Exhibit 99.1

For Immediate Release	Contacts: Media Alecia Pulman (203) 682-8224 apulman@icrinc.com Investor Relations Tom Ryan (203) 682-8200 tryan@icrinc.com Raphael Gross (203) 682-8253 rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Reports Third Quarter 2010 Financial Results

HEATHROW, Fla.—(BUSINESS WIRE)—October 29, 2010—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its third quarter ended September 26, 2010.

Highlights for the third quarter of 2010 compared to the third quarter of 2009 were as follows:

•	Total revenues were $79.8 million compared to $76.1 million in the prior year.
•

Net loss available to common shareholders of $0.5 million, or $0.01 per diluted share, compared to a net loss of $1.0 million, or $0.04 per diluted share, in the third quarter of 2009. The third quarter of 2009 results included restructuring costs related to two restaurant lease terminations of $0.4 million or $0.01 per diluted share.

•	Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 4.9%. Company-owned comparable restaurant sales for Mitchell’s Fish Market decreased 2.8%.
•	Food and beverage costs, as a percentage of restaurant sales, increased 80 basis points to 30.0%, which was primarily driven by unfavorable beef costs.
•	Restaurant operating expenses, as a percentage of restaurant sales, decreased 40 basis points to 56.1%.
•	General and administrative expenses were $5.4 million, unchanged from the prior year.
•	Depreciation and amortization expenses, as a percentage of total revenues, decreased 60 basis points to 4.8% primarily due to the home office building sale in the fourth quarter of 2009.
•	Interest expense decreased by $0.9 million to $1.0 million in the third quarter of 2010.
•

At the end of the third quarter of 2010, the Company had $67.0 million in debt outstanding under its senior credit agreement. This represents a reduction of $2.0 million from the June 27, 2010 balance of $69.0 million.

Michael P. O’Donnell, Chairman, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc., stated, “During the third quarter, we generated our strongest comparable restaurant sales at the Ruth’s Chris brand since the fourth quarter of 2006, and that helped narrow our net loss compared to the year-ago period. Against a backdrop of continued economic uncertainty, we were pleased with this progress and continue to work diligently to improve top line trends at both brands while managing expenses carefully.”

O’Donnell continued, “We are also pleased to have restarted the development process at the Ruth’s Chris Steak House brand by evaluating sites for Company-owned restaurants and seeking alliances with the gaming and hospitality industries. We are also pursuing Company development at Mitchell’s Fish Market, where we believe that the Florida market represents a strong opportunity. We have strengthened our balance sheet, and now believe prudent development is an attractive use of our capital. We look forward to communicating our first development agreement as soon as it is signed.”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, were $79.8 million compared to $76.1 million in the third quarter of 2009.

Company-owned restaurant sales increased 4.4% to $76.9 million for the third quarter of 2010 from $73.6 million in the same quarter last year. Total operating weeks increased 1.2% to 1,131 from 1,118.

Average weekly sales for Ruth’s Chris Steak House were $69.3 thousand in the third quarter of 2010 compared to $66.1 thousand in the third quarter of 2009. Average weekly sales at Mitchell’s Fish Market were $66.4 thousand compared to $67.9 thousand in the prior year third quarter.

For the third quarter of 2010, Company-owned comparable restaurant sales at Ruth’s Chris Steak House increased 4.9%, which consisted of an entrée increase of 5.3% offset by an average check decrease of 0.3%. Company-owned comparable restaurant sales at Mitchell’s Fish Market decreased 2.8%, which consisted of an entrée decrease of 2.5% and an average check decrease of 0.3%.

Franchise income increased 11.7% to $2.6 million from $2.4 million. Comparable franchise-owned restaurant sales increased 6.8%.

Operating income was $1.6 million in the third quarter of 2010 and $1.0 million in the prior year third quarter, which included a $0.4 million charge for lease terminations.

Net loss available to common shareholders was $0.5 million, or $0.01 per diluted share, compared to a net loss of $1.0 million, or $0.04 per diluted share, in the third quarter of 2009. The third quarter of 2009 results included restructuring costs related to two restaurant lease terminations of $0.4 million or $0.01 per diluted share.

Financial Outlook

Based on current information, Ruth’s Hospitality Group, Inc. is reaffirming its 2010 outlook:

•	Cost of goods sold of 29% to 30% of restaurant sales
•	General and administrative expenses of $22 million to $24 million
•	Effective tax rate of 25% to 30%
•	Capital expenditures of $5 million to $6 million

O’Donnell Named Chairman of the Board

Effective immediately, Michael P. O’Donnell, who has served as the Company’s President and Chief Executive Officer since August 2008, was named Chairman of the Board of Directors. In his new capacity, Mr. O’Donnell replaces Robin P. Selati, who has served as the Chairman of the Board of Directors since April 2008 and as a member of the Company’s Board of Directors since 1999. Mr. Selati will continue to serve the Company in a newly created position of Lead Director.

Conference Call

The Company will host a conference call to discuss third quarter 2010 financial results today at 8:30 AM Eastern Time. Hosting the call will be Mike O’Donnell, Chairman, President and Chief Executive Officer, and Bob Vincent, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-474-8920 or for international callers by dialing 719-457-2633. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 6746399. The replay will be available until November 5, 2010. The call will also be webcast live from the Company’s website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

RUTH'S HOSPITALITY GROUP, INC

Condensed Consolidated Statements of Income—Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending		39 Weeks Ending
	September 27, 2009	September 26, 2010	September 27, 2009	September 26, 2010
Revenues:
Restaurant sales	$73,646	$76,913	$246,770	$251,919
Franchise income	2,367	2,645	7,524	8,358
Other operating income	126	284	2,961	3,231

Total revenues	76,139	79,842	257,255	263,508

Costs and expenses:
Food and beverage costs	21,520	23,040	72,538	74,353
Restaurant operating expenses	41,644	43,155	132,836	134,724
Marketing and advertising	2,011	2,799	8,914	8,224
General and administrative costs	5,374	5,380	16,468	16,304
Depreciation and amortization expenses	4,130	3,839	12,375	11,583
Pre-opening costs	—	38	16	384
Loss on impairment	—	—	286	—
Restructuring expense (benefit)	419	—	419	(1,683)
Loss on the disposal of property and equipment, net	87	—	1,020	—

Operating income	954	1,591	12,383	19,619

Other income (expense):
Interest expense, net	(1,926)	(1,000)	(6,060)	(3,318)
Other	(59)	(2)	359	(145)

Income (loss) from continuing operations before income tax	(1,031)	589	6,682	16,156

Income tax expense (benefit)	(113)	235	1,203	3,749

Income (loss) from continuing operations	(918)	354	5,479	12,407

Loss on discontinued operations, net of income tax benefit	36	120	363	1,081

Net income (loss)	$(954)	$234	$5,116	$11,326

Preferred stock dividends	—	623	—	1,555

Accretion of preferred stock redemption value	—	88	—	220

Net income (loss) available to preferred and common shareholders	$(954)	$(477)	$5,116	$9,551

Basic earnings (loss) per common share:
Continuing operations	$(0.04)	$(0.01)	$0.23	$0.27
Discontinued operations	—	—	(0.01)	(0.03)

Basic earnings (loss) per share	$(0.04)	$(0.01)	$0.22	$0.24

Diluted earnings (loss) per common share:
Continuing operations	$(0.04)	$(0.01)	$0.23	$0.27
Discontinued operations	—	—	(0.01)	(0.03)

Diluted earnings (loss) per share	$(0.04)	$(0.01)	$0.22	$0.24

Shares used in computing net income per common share:
Basic	23,603,180	33,975,061	23,552,830	32,025,538

Diluted	23,603,180	33,975,061	23,711,674	39,380,308

RUTH'S HOSPITALITY GROUP, INC

Selected Balance Sheet Data

(dollar amounts in thousands)

	December 27, 2009	September 26, 2010
Cash and cash equivalents	$1,681	$3,086
Total assets	254,415	247,188
Long-term debt	125,500	67,000
Total shareholders' equity	41,765	75,834